FIRST AMENDMENT TO

                           EMPLOYMENT AGREEMENT


     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is made and entered into as of the 2nd day of February, 1994, by and between LIVE HOME VIDEO INC., a Delaware corporation ("Company"), and PAUL
S. ALMOND ("Employee").

                                 RECITALS:

     WHEREAS, Company and Employee entered into that certain
Employment Agreement dated as of January 20, 1994 (the
"Agreement"); and

     WHEREAS, Section 3.2.2 of the Agreement requires that in the event that employment agreements entered into after January 13, 1994 between Company and other executives of Company of similar stature and seniority provide for termination of employment benefits greater than one year or in addition to those set forth in
Section 3.2.2 of the Agreement, Company will enter into an amendment to the Agreement in order to provide such additional benefits to Employee; and

     WHEREAS, subsequent to January 13, 1994, Company entered into an employment agreement with another executive of Company of similar stature and seniority to Employee, and such agreement provides for termination of employment benefits for a term equal to the remaining term of such agreement, without a one year limitation; and

     WHEREAS, as a result of such agreement and Section 3.2.2 of the Agreement, Company and Employee have agreed to enter into this Amendment in order to provide such additional benefits to Employee.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is hereby CONTRACTED, COVENANTED and AGREED as follows, to wit:

     1. Section 3.2.2 of the Agreement shall be deleted and shall be replaced in its entirety by the following:

          "3.2.2    Effect of Termination by Employee.  Subject to
the provisions of Section 3.4 below, should Employee terminate the Term due to Company's Material Breach, Company shall pay to Employee or provide Employee with:

          (i) Employee's Fixed Annual Compensation for the remainder of the Term, paid in equal installments on Company's regular pay dates during the Term, and

          (ii) Health insurance for the remainder of the Term.

In addition, all Options shall vest on the date of termination. Employee shall also receive such Incentive Compensation and Vacation Benefits accrued through the date of termination. All other benefits shall cease on the date of termination of employment. Notwithstanding the foregoing, in the event that employment agreements entered into after January 13, 1994 between Company and other executives of Company of similar stature and seniority provide for termination of employment benefits in addition to those set forth in this Section 3.2.2, Company agrees to enter into an amendment to this Agreement in order to provide such additional benefits to Employee.

          Except with regard to a termination of the Term by reason of Employee's Death or Disability (as both terms are defined in Section 3.3), should Employee terminate the Term other than for Company's Material Breach, such termination shall be treated as a termination by Company for Employee's Material Breach."

     2. Except as modified hereby, the Agreement shall remain unmodified and in full force and effect. In the event of any conflict between the terms of the Agreement and the terms of this First Amendment, the terms of this First Amendment shall control.

     IN WITNESS WHEREOF, the parties have executed this First
Amendment to Employment Agreement as of the day and year first above written.

LIVE HOME VIDEO INC.



By:

     Roger A. Burlage                        Paul S. Almond
     Chief Executive Officer